Exhibit 99.1

OPTIONEE:	Wei-Wu He
DATE OF GRANT:	March 13, 2018
EXERCISE PRICE:	$3.22
COVERED SHARES:	1,000,000

Non-Qualified Stock Option Grant Agreement

1.          Definitions. Definitions for defined terms used in this Agreement are provided under Section 11 below.

2.          Grant of Option. Subject to the terms of this Agreement, the Corporation hereby grants to the Optionee, as of the Date of Grant, the Option to purchase from the Corporation that number of shares identified as the “Covered Shares” on page 1 of this Agreement, exercisable at the Exercise Price.

3.          Terms of the Option.

3.1        Type of Option. The Option is intended to be a nonstatutory stock option.

3.2        Option Period; Exercisability (Vesting). The Option may be exercised in whole shares during the period commencing on March 13, 2019 and terminating on the Date of Expiration.

Notwithstanding the foregoing, upon a Change of Control, the Option shall thereupon vest and become exercisable at any time prior to the Date of Expiration, as to the full number of Covered Shares. In no event shall the number of Covered Shares as to which the Option is exercisable increase after termination of the Optionee’s Service.

3.3        Nontransferability. The Option is not transferable by the Optionee other than by will or by the laws of descent and distribution or as otherwise permitted by the Administrator, and is exercisable, during the Optionee’s lifetime, only by the Optionee, or, in the event of the Optionee’s legal disability, by the Optionee’s legal representative.

3.4        Payment of the Exercise Price. The Optionee, upon exercise, in whole or in part, of the Option, may pay the Exercise Price by any or all of the following means, either alone or in combination:

(a)          cash or check payable to the order of the Corporation;

(b)          if at the time of exercise, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system, delivery (either actual or constructive) of shares of unencumbered Common Stock (provided that such shares, if acquired under the Option or under any other option or award granted under any plan sponsored or mentioned by the Corporation, have been held by the Optionee for at least six months or such other period as determined by the Administrator) that have an aggregate Fair Market Value on the Date of Exercise equal to that portion of the Exercise Price being paid by delivery of such shares; or

(c)          if at the time of exercise, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system and in accordance with such rules as may be specified by the Administrator, delivery to the Corporation of a properly executed exercise notice and irrevocable instructions to a registered securities broker promptly to deliver to the Corporation cash equal to the Exercise Price for that portion of the Option being exercised.

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4.          Capital Adjustments. The number of Covered Shares as to which the Option has not been exercised, the Exercise Price, and the type of stock or other consideration to be received on exercise of the Option shall be subject to such adjustment or change, if any, as the Administrator in its sole discretion deems appropriate to reflect such events as stock dividends, split-ups, spin-offs, recapitalizations, reclassifications, combinations or exchanges of shares, mergers, consolidations, liquidations, or the like, of or by the Corporation. Any adjustment determined to be appropriate by the Administrator shall be conclusive and shall be binding on the Optionee.

5.          Exercise.

5.1        Notice. The Option shall be exercised, in whole or in part, by the delivery to the Corporation of written notice of such exercise, in such form as the Administrator may from time to time prescribe, accompanied by full payment (or means of full payment permitted by Section 3.4 hereof) of the Exercise Price with respect to that portion of the Option being exercised. Until the Administrator notifies the Optionee to the contrary, the form attached to this Agreement as Exhibit A shall be used to exercise the Option.

5.2        Withholding. The Corporation’s obligation to issue or deliver shares of Common Stock upon the exercise of the Option shall be subject to the satisfaction of any applicable federal, state and local tax withholding requirements. The Optionee may satisfy any such withholding obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) if at the time the withholding obligation arises, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system, authorizing the Corporation to withhold shares of Common Stock (other than Unvested Shares) from the shares otherwise issuable to the Optionee upon exercise of the Option; or (c) if at the time the withholding obligation arises, the Common Stock is listed for trading on a national securities exchange or automated dealer quotation system, delivering to the Corporation already-owned and unencumbered shares of Common Stock. For purposes of this Section 5.2, shares of Common Stock that are withheld or delivered to satisfy applicable withholding taxes shall be valued at their Fair Market Value on the date the withholding tax obligation arises, and in no event shall the aggregate Fair Market Value of the shares of Common Stock withheld and/or delivered pursuant to this Section 5.2 exceed the minimum amount of taxes required to be withheld in connection with exercise of the Option.

5.3        Effect. The exercise, in whole or in part, of the Option shall cause a reduction in the number of Covered Shares as to which the Option may be exercised in an amount equal to the number of shares of Common Stock as to which the Option is exercised.

5.4        Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Option may not be exercised at any time that the Corporation does not have an effective registration statement under the Securities Act of 1933, as amended, relating to the offer of the Common Stock to the Optionee, unless the Administrator agrees to permit such exercise.

6.          Legends. The Optionee agrees that the shares of Common Stock issued upon exercise of the Option may include any legend which the Administrator deems appropriate to reflect the transfer and other restrictions contained in this Agreement or to comply with applicable laws. In addition, the Option is subject to any rules and regulations promulgated by the Administrator.

7.          Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Option until and unless such shares are issued to the Optionee pursuant to this Agreement.

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8.          Service. Neither the grant of the Option evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Corporation to employ or retain the Optionee for any period.

9.          Governing Law. The validity, construction, interpretation and enforceability of this agreement shall be determined and governed by the laws of the State of Maryland without giving effect to the principles of conflicts of laws.

10.         Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any material respect, such provision shall be replaced with a provision that is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

11.         Definitions. In this Agreement, capitalized terms used herein shall have the following meanings:

11.1      “Administrator” means the Board or by such committee or committees as may be appointed by the Board from time to time.

11.2      “Board” means the Board of Directors of the Corporation.

11.3      “Cause” means the Optionee’s (a) failure to substantially perform his or her duties (other than by reason of Disability) with respect to the Corporation or any of its Affiliates, (b) engaging in conduct injurious to the Corporation or any of its Affiliates, (c) breach of an employment or confidentiality or nondisclosure agreement, (d) breach of fiduciary duty to the Corporation or any of its Affiliates, (e) dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business or affairs of the Corporation or any of its Affiliates, (f) willful violation of the policies of the Corporation or any of its Affiliates after receiving written notice of such violation, or (g) conviction of a felony or crime involving moral turpitude. All determinations of Cause hereunder shall be made by the Administrator in its sole discretion and shall be binding for all purposes hereunder.

11.4      “Change of Control” means, and shall be deemed to have occurred, if:

(a)          any Person or Persons acting together, excluding the employee benefit plans of the Corporation, acquire or become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly of securities of the Corporation representing fifty one percent (51%) or more of the combined voting power of the Corporation’s then outstanding securities;

(b)          the Corporation consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Corporation ( a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (A) the Corporation’s outstanding securities, (B) the surviving entity’s outstanding securities or (C) in the case of a division, the outstanding securities of each entity resulting from the division;

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(c)          the stockholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or the Corporation consummates the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets; or

(d)          during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

11.5      “Common Stock” means a share of common stock of the Corporation, $.01 par value.

11.6      “Covered Shares” means the shares of Common Stock subject to the Option.

11.7      “Date of Exercise” means the date on which the Corporation receives notice pursuant to Section 5.1 of the exercise, in whole or in part, of the Option.

11.8      “Date of Expiration” means the date on which the Option shall expire, which shall be the earliest of the following times:

(a)          the date of the first notification to the Optionee that the Optionee’s Service is terminated by the Corporation or an Affiliate for Cause;

(b)          ninety (90) days after termination of the Optionee’s Service for any reason other than by the Corporation or an Affiliate for Cause, death or Disability;

(c)          one (1) year after termination of the Optionee’s Service with the Corporation or an Affiliate by reason of death or Disability or

(d)          ten years after the Date of Grant.

11.9      “Date of Grant” means the date set forth at the beginning of this Agreement.

11.10    “Disability” means total and permanent disability under Section 22(e)(3) of the Code or the Optionee’s becoming entitled to long-term disability benefits under the long-term disability plan or policy of the Corporation and/or its Affiliates that covers the Optionee.

11.11     “Exercise Price” means the dollar amount per share of Common Stock set forth on page 1 of this Agreement, as it may be adjusted from time to time pursuant to Section 4 hereof.

11.12    “Option” means the stock option granted to the Optionee in Section 2 of this Agreement.

11.13    “Optionee” means the person identified on page 1 of this Agreement.

11.14    “Person” means the term “person” within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof.

11.15     “Service” means the Optionee’s service on the Board, or employment by the Corporation, as the case may be.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Date of Grant.

ATTEST:
CASI PHARMACEUTICALS, INC.

/s/ Sara B. Capitelli	By:	/s/ Cynthia W. Hu
Sara B. Capitelli	Name:	Cynthia W. Hu
	Title:	COO, General Counsel & Secretary
	Date:	March 13, 2018

Accepted and agreed to as of the Date of Grant:

/s/ Wei-Wu He
Optionee Signature
Dr. Wei-Wu He

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“EXHIBIT A”

EXERCISE OF OPTION

Board of Directors

CASI Pharmaceuticals, Inc.

Ladies and Gentlemen:

The undersigned, the Optionee under the Stock Option Agreement (“Agreement”) on the grant date of _______________, hereby irrevocably elects to exercise the Option granted in the Agreement to purchase ___ shares of Common Stock of CASI Pharmaceuticals, Inc., par value $.01 per share (the “Option Shares”), and herewith makes payment of $____________ in the form of (check all that apply and if more than one is checked, indicate the amount to be paid by each payment method):

☐ Cash or Check:
☐ Common Stock:
☐ Brokerage Transaction:

The undersigned hereby elects to satisfy applicable withholding requirements by (check all that apply and, if more than one is checked, indicate the amount to be withheld by each withholding method):

☐ Cash or Check:
☐ Withholding of Common Stock:
☐ Delivery of Common Stock:

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

Date:
(Signature of Optionee)

Date received by CASI Pharmaceuticals, Inc.:

Received by:

Note: Shares of Common Stock being delivered in payment of all or any part of the Exercise Price must be represented by certificates registered in the name of the Optionee and duly endorsed by the Optionee and by each and every other co-owner in whose name the shares may also be registered.

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